                                                                  Exhibit 23.0

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the IFR Systems, Inc. Registration Statement 33-27329 on Form S-8 of the Restricted Stock Grant Plan dated March 2, 1989, Registration Statement 33-56862 on Form S-8 of the Nonqualified Stock Option Plan dated January 8, 1993, Registration Statement 333-18649 on Form S-3 relating to the registration of common shares dated December 23, 1996, and Registration Statement 333-52911 on Form S-8 pertaining to the 1996 Incentive Stock Option Plan dated May 18, 1998 of our report dated May 5, 2000 (except for Note 2, as to which the date is June 15, 2000), with respect to the consolidated financial statements and schedule of IFR Systems, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2000.



                                               /s/ Ernst & Young LLP

Indianapolis, Indiana
June 28, 2000